     Exhibit 10.41

Final

 27 August 2008

SMARTSWITCH NETHERLANDS C.V.

(as Borrower)

NET1 APPLIED TECHNOLOGIES NETHERLANDS B.V.

(as Obligor)

and

INVESTEC BANK (UK) LIMITED

(as Lender)

____________________________________

US$110,000,000

FACILITY AGREEMENT
____________________________________

Herbert Smith LLP

1

Exhibit 10.41

Exhibit 10.41

THIS AGREEMENT is dated 27 August 2008 and made between:

(1)	SMARTSWITCH NETHERLANDS C.V. a limited partnership registered in the Netherlands under number 24439756 represented by its management committee (the

"Borrower");

(2)	NET1 APPLIED TECHNOLOGIES NETHERLANDS B.V. a company registered in the Netherlands under company number 34307123 as an obligor ("Net 1 Netherlands"); and

(3)	INVESTEC BANK (UK) LIMITED as lender (the "Lender").

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Account Charge" means a fixed charge over the Deposit Account granted or to be granted by the Parent in favour of the Lender.

"Acquisition Agreement" means the contract dated [27 August 2008] made between (1) the Parent, and (2) ARDES Netherlands B.V. and certain other selling shareholders of the Target under which the Parent has agreed to purchase the Shares for approximately US$106,000,000.

"Acquisition Documents" means:

	(A)	the Acquisition Agreement;

	(B)	the Interim Certificates;

	(C)	any document entered into pursuant to a document referred to in paragraphs (A) or (B) above

"Additional Cost Rate" has the meaning given to it in Schedule 4 (Mandatory Cost formula).

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means the period from and including the date of this Agreement to and including 10 September 2008.

"Break Costs" means the amount (if any) by which:

(A)

the interest which the Lender should have received for the period from the date of receipt of all or any part of the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(B)

the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Johannesburg and New York City.

"Conditions Subsequent" means the documents and other evidence listed in Part II of Schedule 1 (Conditions subsequent).

"Dangerous Substance" means any natural or artificial substance (whether in a solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any such other substance) capable of causing harm to the Environment or damaging the Environment or public health or welfare including (but not limited to) any noxious, hazardous, toxic, dangerous, special or controlled waste or other polluting substance or matter.

"Deed of Guarantee" means a deed of guarantee and indemnity granted or to be granted by the Parent in favour of the Lender.

"Deed of Subordination" means the deed of subordination entered into or to be entered into between (1) the Lender, (2) the Obligors and (3) the Subordinated Creditor.

"Default" means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Deposit Account" means the account referred to in Clause 21.2 (Bank Account) and includes any replacement account or sub-division of that account.

"Disposal" includes any form of disposal of any interest in any asset including any conveyance, transfer, lease, assignment, sale, right to use or occupy, surrender, declaration of trust or the creation of any other legal or equitable interest in or over any asset or any option in respect of any of the foregoing, and "Dispose" shall be construed accordingly.

"Disruption Event" means either or both of:

(A)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(B)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

	(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Environment" means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(A)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(B)	water (including without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(C)	land (including, without limitation, land under water).

"Environmental Claim" means any claim alleging liability whether civil or criminal and whether actual or potential arising out of or resulting from any circumstances attributable to the operation of the Group's activities or any breach of any applicable Environmental Law or any applicable Environmental Licence.

"Environmental Law" means all statutes, instruments, regulations, orders and ordinances being in force from time to time relating to pollution, prevention thereof or protection of human health or the conditions of the Environment or the use, disposal, generation, storage, transportation, treatment, dumping, release, deposit, burial, emission or disposal of any Dangerous Substance.

"Environmental Licence" shall mean any permit, licence, registration, authorisation, consent or other approval required by any Environmental Law.

"Event of Default" means any event or circumstance specified as such in Clause 22 (Events of Default).

"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Amount" means US$110,000,000 at the date of this Agreement and thereafter that amount to the extent not cancelled, reduced or transferred by the Lender or the Borrower (as the case may be) under this Agreement.

"Facility Office" means the office or offices of the Lender through which the Lender will perform its obligations under this Agreement.

"Finance Documents" means:

(A)	this Agreement;

(B)	the Security Documents;

(C)	the Deed of Subordination; or

(D)	any other document designated as such by the Lender and the Borrower.

"Financial Indebtedness" means any indebtedness for or in respect of:

(A)	moneys borrowed;

(B)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(C)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(D)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(E)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(F)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(G)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(H)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(I)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (A) to (H) above.

"GAAP" means generally accepted accounting principles in the United States of America.

"Group" means the Parent, its Holding Companies and their respective Subsidiaries from time to time.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"IBUK Note" means the loan note to be issued by the Lender to Net 1 South Africa, or such other member of the Group as the Lender and Borrower may agree, in form and substance satisfactory to the Lender.

“Initial Net1 South Africa Shares” means, collectively:

(A)

170 647 911 (one hundred and seventy million six hundred and forty-seven thousand nine hundred and eleven) class “A” ordinary shares of R0,01 (one cent) each in the issued share capital of Net1 South Africa constituting 100% (one hundred percent) of the entire issued ordinary share capital of Net1 South Africa;

(B)

201 001 369 (two hundred and one million and one thousand and thirty-six) class “B” preference shares of R0,001 (one tenth of a cent) each in the issued share capital of Net1 South Africa constituting 84.4% (eight-four comma four percent) of the entire issued class “B” preference shares in Net1 South Africa, in each case, together with all dividends, rights to dividend and voting rights which accrue and attach to such shares.

"Instalment Repayment Date" means each date specified in Schedule 4 (Repayment Schedule).

"Intellectual Property Rights" means:

(A)

any patents, petty patents, trade marks, service marks, trade names, domain names, rights in designs, software rights, utility models, database rights, copyrights, rights in the nature of copyright, and all other forms of intellectual or industrial property;

(B)	any rights in or to inventions, formulae, confidential or secret processes and information, know-how and similar rights, goodwill and any other rights and assets of a similar nature; and

(C)	any other right to use, or application to register or protect, any of the items listed in paragraphs (A) or (B) above,

which may now or in the future subsist in any jurisdiction and whether registered or not.

"Interest Period" means, in relation to the Loan, the period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

"Interim Certificate(s)" means the interim certificate(s) representing the Shares endorsed by the selling shareholders in the Target for the benefit of the Purchaser.

"LIBOR" means in relation to the Loan:

(A)	the applicable Screen Rate; or

(B)

(if no Screen Rate is available for US$ for the relevant Interest Period of the Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) quoted to the Lender at its request in the London interbank market, as of 11.00 a.m. on the Quotation Day for the offering of deposits in US$ and for a period comparable to the Interest Period for the Loan.

"Loan" means the loan made or to be made under the Facility (including any amount added to the Loan Clause 8.1 (Calculation of Interest)) or the principal amount outstanding for the time being of the loan.

"Mandatory Cost" means the percentage rate per annum calculated by the Lender in accordance with Schedule 4 (Mandatory Cost formula).

"Margin" means 2.50 per cent. per annum.

"Material Adverse Effect" means a material adverse effect on:

(A)	the business or financial condition of any member of the Group;

(B)	the ability of any Obligor or the Parent to perform any of its obligations under any Finance Document;

(C)	the validity or enforceability of any Finance Document; or

(D)	any right or remedy of the Lender in respect of a Finance Document.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(A)

(subject to paragraph (C) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(B)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(C)	if a period begins on the last Business Day of a calendar month, that period shall end on the last Business Day in the calendar month in which that period is to end,

provided that the above rules will only apply to the last Month of any period.

"Net 1 South Africa" means Net1 Applied Technologies South Africa Limited, a company incorporated under the laws of South Africa with registered number 2002/031446/06.

"Obligor" means the Borrower and Net 1 Netherlands.

"Original Financial Statements" means in relation to each Obligor, the audited consolidated financial statements of the Group for the financial year ended June 30 2007.

"Parent" means Net 1 UEPS Technologies, Inc., a company incorporated under the laws of the State of Florida and having registered number P97000041098.

"Parent Pledge" means the pledge granted or to be granted by the Parent in favour of the Lender in respect of:

(A)	its shares in Net 1 South Africa; and

(B)	all the Parent's right, title and interest in all amounts owed by Net 1 South Africa or any Subsidiary of Net1 South Africa to the Parent.

"Participating Member State" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Purchaser" means SALEM Beteiligungsverwaltung zehnte GmbH, a company organized under the laws of Austria (for which an application has been made to amend the name to Net1 Applied Technologies Austria GmbH) with company number FN308079h.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Relevant Consents" means any Authorisation of whatsoever nature necessary or appropriate to be obtained for the purpose of:

(A)	acquiring the Shares and managing the Target; and

(B)	entering into and performing an Obligor's or the Parent's obligations under the Transaction Documents.

"Relevant Interbank Market" means the London interbank market.

"Repayment Date" means six Months from the Utilisation Date.

"Screen Rate" means the British Bankers' Association Interest Settlement Rate for US$ for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Documents" means the Deed of Guarantee, the Account Charge, the Parent Pledge and any further legal or other charge or other security or assurance granted to the Lender in respect of the obligations of the Obligors.

"Shares" means 80.1% of all the issued and allotted shares in the Target.

"Smartswitch USA" means SmartSwitch United States of America LLC, a limited liability company organised and existing under the laws of Delaware.

"Subordinated Creditor" means the Parent.

"Subordinated Debt" means any loans or credit provided to the Borrower by the Subordinated Creditors which loans or credit is subordinated in accordance with the Deed of Subordination.

"Subsidiary" means a subsidiary undertaking within the meaning of section 1162(2) of the Companies Act 2006.

"Target" means BGS Smartcard Systems AG, a stock company incorporated under the laws of Austria with registered number FN161101P).

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Transaction Document" means:

(A)	a Finance Document;

(B)	an Acquisition Document;

(C)	any document evidencing or under which Subordinated Debt is made available; and

(D)	any other document designated as such by the Lender and an Obligor.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor or the Parent under the Finance Documents.

"Utilisation" means the utilisation of the Facility.

"Utilisation Date" means the date of the Utilisation, being the date on which the Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

"VAT" means value added tax as provided for in the Value Added Tax Act 1994 and other tax of a similar nature, whether imposed in the UK or elsewhere.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in any Finance Document to:

	(A)	the "Lender", any "Obligor", the "Parent" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

	(B)	"assets" includes present and future properties, revenues and rights of every description;

	(C)	a "Transaction Document" or any other agreement or instrument is a reference to that Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

	(D)	"indebtedness" shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(E)

a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

	(F)	"US$" means the lawful currency for the time being of the United States of America;

(G)

a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

	(H)	"repay" (or any derivative form thereof) shall, subject to any contrary indication, be construed to include "prepay" (or, as the case may be, the corresponding derivative form thereof);

	(I)	a provision of law is a reference to that provision as amended or re- enacted;

	(J)	a time of day is a reference to London time; and

(K)	the word "including" is without limitation.

1.2.2	Clause and Schedule headings are for ease of reference only.

1.2.3

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

1.2.5

If a moratorium occurs in respect of an Obligor or the Parent, the ending of that moratorium will not remedy any Event of Default caused by the moratorium and, notwithstanding any other term of the Finance Documents, that Event of Default will continue to be outstanding unless and until it is expressly waived by the Lender.

1.3	Third party rights

	1.3.1	Except as provided in a Finance Document, the terms of a Finance Document may be enforced only by a party to it and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

	1.3.2	Notwithstanding any provision of any Finance Document, the Parties to a Finance Document do not require the consent of any third party to rescind or vary any Finance Document at any time.

1.4	Obligations joint and several

The obligations of the Obligors under this Agreement are joint and several.

2.	THE FACILITY

Subject to the terms of this Agreement, the Lender makes available to the Borrower a US$ term loan facility in an aggregate amount equal to the Facility Amount.

3.	PURPOSE

3.1	Purpose

The Borrower shall procure that the Purchaser applies the proceeds of the Loan towards financing the acquisition of the Shares and any costs associated with the acquisition of the Shares and only thereafter towards working capital.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions precedent) in form and substance satisfactory to the Lender or to the extent it has not received the same, it has waived receipt of the same. The Lender shall notify the Borrower promptly upon being so satisfied.

4.2	Further conditions precedent

The Lender will only be obliged to comply with a Utilisation Request if on the date of the Utilisation Request and on the proposed Utilisation Date:

	4.2.1	no Default is continuing or would result from the proposed Loan; and

	4.2.2	the representations and warranties contained in Clause 18 (Representations) are true in all material respects.

5.	OTHER DOCUMENTS AND EVIDENCE

The Lender shall have received from the Parent in relation to the Initial Net1 South Africa Shares:

	5.1.1	the original share certificate(s) in respect of the Initial Net1 South Africa Shares;

	5.1.2	share transfer forms in respect of the Initial Net1 South Africa Shares duly signed by the Parent as transferor and blank as to transferee,

on or before the Utilisation Date.

6.	UTILISATION

6.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than 11.00 a.m. on the Business Day prior to the proposed Utilisation Date.

6.2	Completion of a Utilisation Request

	6.2.1	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

		(A)	the proposed Utilisation Date is a Business Day within the Availability Period; and

		(B)	the currency and amount of the Utilisation comply with Clause 6.3 (Currency and amount).

	6.2.2	The Loan shall only be available in one advance and accordingly the Borrower may only issue one Utilisation Request.

6.3	Currency and amount

	6.3.1	The currency specified in any Utilisation Request must be US$.

	6.3.2	The amount of the proposed Loan must be an amount which is not more than the Facility Amount and which is a minimum of US$10,000,000.

7.	REPAYMENT

7.1	Repayment

The Borrower shall repay the Loan and all other amounts outstanding under the Finance Documents in full on the Repayment Date.

7.2	Repayment Instalments

Without prejudice to Clause 7.1, the Borrower shall, on each Instalment Repayment Date, repay a portion of the Loan in accordance with Schedule 4 (Repayment Schedule).

7.3	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain all or any part of the Loan:

	8.1.1	the Lender shall promptly notify the Borrower upon becoming aware of that event;

	8.1.2	upon the Lender notifying the Borrower, the Facility will be immediately cancelled; and

8.1.3

the Borrower shall repay the Loan on the last day of the Interest Period for the Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Voluntary prepayment of Loans

The Borrower may, if it gives the Lender not less than five Business Days' (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of the Loan.

8.3	Restrictions

8.3.1

Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

8.3.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs without premium or penalty.

8.3.3	The Borrower may not reborrow any part of the Facility which is prepaid.

8.3.4	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Available Facility except at the times and in the manner expressly provided for in this Agreement.

8.3.5	No amount of the Available Facility cancelled under this Agreement may be subsequently reinstated.

8.3.6

Any partial prepayment or repayment of the Loan (excluding repayments made in accordance with Clause 6.2 (Repayment Instalments)) will be applied against the repayment instalments set out in Schedule 4 (Repayment Schedule) in inverse order of maturity.

8.4	Automatic cancellation

At the end of the Availability Period the undrawn part of the Facility will be cancelled.

9.	INTEREST

9.1	Calculation of interest

The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

	9.1.1	Margin;

	9.1.2	LIBOR; and

	9.1.3	Mandatory Cost, if any.

On the last day of each Interest Period interest accrued to that date shall be added to and form part of the Loan.

9.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on the Repayment Date or on any earlier date on which the Loan or any part of the Loan is repaid or prepaid.

9.3	Default interest

9.3.1

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 9.3.2 below, is 2 per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Lender.

9.3.2	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period:

	(A)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period; and

	(B)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent. higher than the rate which would have applied if the overdue amount had not become due.

9.3.3	Default interest (if unpaid) arising on an overdue amount will be compounded monthly with the overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Interest Periods

Each Interest Period shall be one Month provided that any Interest Period which would end after the Repayment Date will end on (and include) the Repayment Date. The first Interest Period for the Loan will commence on (and include) the Utilisation Date and end one Month thereafter.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Market disruption

	11.1.1	If a Market Disruption Event occurs in an Interest Period, then the rate of interest on the Loan for that Interest Period shall be the rate per annum which is the sum of:

		(A)	the Margin;

		(B)	the rate which expresses as a percentage rate per annum the cost to the Lender of funding the Loan from whatever source it may reasonably select; and

		(C)	the Mandatory Cost, if any.

	11.1.2	In this Agreement "Market Disruption Event" means before close of business in London on the Quotation Day for the Interest Period:

		(A)	the Lender determines that it is not able to obtain matching deposits in the Relevant Interbank Market; or

(B)

before close of business in London on the Quotation Day for the relevant Interest Period, the cost to the Lender of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

11.2	Alternative basis of interest or funding

11.2.1

If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

	11.2.2	Any alternative basis agreed pursuant to Clause 11.2.1 above by Lender and the Borrower shall be binding on all Parties.

11.3	Break Costs

The Borrower shall, within three Business Days of demand by the Lender, pay to then Lender its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

12.	FEES

The Borrower shall pay to the Lender an arrangement fee of US$1,100,000 on the first Utilisation Date.

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

	13.1.1	In this Agreement:

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means an increased payment made by an Obligor to the Lender under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

	13.1.2	Unless a contrary indication appears, in this Clause 13 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

	13.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

	13.2.2	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax

Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.

13.2.3

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

13.2.4

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

13.2.5

Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity

13.3.1

The Borrower shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

	13.3.2	Clause 13.3.1 above shall not apply:

		(A)	with respect to any Tax assessed on the Lender:

(1) under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(2) under the law of the jurisdiction in which the Lender's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

		(B)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 13.2 (Tax gross-up).

	13.3.3	If the Lender makes or intends to make a claim under Clause 13.3.1 above, it shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

	13.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

13.4.2	the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Value added tax

13.6.1

All amounts set out or expressed to be payable under a Finance Document by any Obligor to the Lender which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to Clause 13.6.2 below, if VAT is chargeable on any supply made by the Lender to any Obligor under a Finance Document, that Obligor shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of VAT (and the Lender shall promptly provide an appropriate VAT invoice to such Obligor).

13.6.2

Where a Finance Document requires any Obligor to reimburse the Lender for any costs or expenses, that Obligor shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

14.	INCREASED COSTS

14.1	Increased costs

14.1.1

Subject to Clause 14.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Lender, pay to the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

	14.1.2	In this Agreement "Increased Costs" means:

		(A)	a reduction in the rate of return from the Facility or on the Lender's (or its Affiliate's) overall capital;

		(B)	an additional or increased cost; or

		(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Facility or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

	14.2.1	The Lender shall promptly notify the Borrower of its intention to make a claim pursuant to Clause 14.1 (Increased costs) and of the event giving rise to the claim.

	14.2.2	The Lender shall, as soon as practicable provide a certificate to the Borrower confirming the amount of its Increased Costs.

14.3	Exceptions

	14.3.1	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

		(A)	attributable to a Tax Deduction required by law to be made by an Obligor;

		(B)	compensated for by Clause 13.3 (Tax indemnity);

		(C)	compensated for by the payment of the Mandatory Cost; or

		(D)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

	14.3.2	In this Clause 14.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

15.1.1

If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

		(A)	making or filing a claim or proof against that Obligor;

		(B)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

	15.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

	15.2.1	the occurrence of any Event of Default;

	15.2.2	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

15.2.3

funding, or making arrangements to fund, all or any part of the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

	15.2.4	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3	Indemnity to the Lender

The Borrower shall promptly indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:

	15.3.1	investigating any event which it reasonably believes is a Default; or

	15.3.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDER

16.1	Mitigation

16.1.1

The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities), Clause 14 (Increased costs) or [paragraph 3 of Schedule 4 (Mandatory Cost formula)] including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

	16.1.2	Clause 16.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

	16.2.1	The Borrower shall indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 16.1 (Mitigation).

	16.2.2	The Lender is not obliged to take any steps under Clause 16.1 (Mitigation) if, in it's opinion (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Borrower shall promptly on demand pay the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the negotiation, preparation, printing and execution of:

	17.1.1	this Agreement and any other documents referred to in this Agreement; and

	17.1.2	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 26.7 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

18.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 18 to the Lender on the date of this Agreement.

18.1	Status

	18.1.1	It and the Parent is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation or formation, as applicable.

	18.1.2	It and the Parent has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

The obligations expressed to be assumed by it and the Parent in each Transaction Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) legal, valid, binding and enforceable obligations.

18.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it or the Parent is party do not and will not conflict with:

	18.3.1	any law or regulation applicable to it or the Parent;

	18.3.2	its or the Parent's constitutional documents; or

18.3.3	any agreement or instrument binding upon it or the Parent or any of its or the Parent's assets.

18.4	Power and authority

It and the Parent has the power to enter into, exercise its rights under, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

18.5	Validity and admissibility in evidence

All Authorisations required or desirable:

	18.5.1	to enable it and the Parent lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

	18.5.2	to make the Transaction Documents to which it and the Parent is a party admissible in evidence in its jurisdiction of incorporation or formation as applicable,

have been obtained or effected and are in full force and effect.

18.6	Relevant Consents

18.6.1

All Relevant Consents which it is necessary or appropriate for an Obligor or the Parent to hold at the relevant time of making or being deemed to repeat this representation and warranty have been obtained and effected and are in full force and effect.

	18.6.2	There exists no reason known to it, having made all reasonable enquiries, why any Relevant Consent might be withdrawn, suspended, cancelled, varied, surrendered or revoked.

	18.6.3	All Relevant Consents and other consents, permissions and approvals have been or are being complied with.

18.7	Title to shares

	18.7.1	The Parent and Smartswitch USA are the sole partners in the Borrower and the sole general partner of the Borrower is Smartswitch USA.

	18.7.2	The Borrower is the sole legal and beneficial owner of all the shares in the Net 1 Netherlands.

	18.7.3	Net 1 Netherlands is the sole legal and beneficial owner of all the shares in the Purchaser.

	18.7.4	The Purchaser will, immediately following the Utilisation Date, be the sole legal and beneficial owner of the Shares.

18.8	Governing law and enforcement

	18.8.1	The governing law specified in each Finance Document will be recognised and enforced in its jurisdiction of incorporation or formation, as applicable.

18.8.2	Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its or the Parent's jurisdiction of incorporation or formation, as applicable.

18.9	Tax

18.9.1

Neither it nor the Parent is required under the law of its jurisdiction of incorporation or formation, as applicable, to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

	18.9.2	No member of the Group is late (taking into account any extension or grace period) in filing any Tax return or filing.

18.10	No filing or stamp taxes

It is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in any jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.11	No default

	18.11.1	No Event of Default is continuing or might reasonably be expected to result from the making of a Utilisation.

18.11.2

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

18.12	No misleading information

18.12.1

All information provided by or on behalf of any Obligor and the Parent in connection with any Obligor and the Parent or any Transaction Document was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

18.12.2

Nothing has occurred or been omitted and no information has been given or withheld that results in the information referred to in paragraph 18.12.1 above being untrue or misleading in any material respect.

18.13	Full disclosure

It has disclosed to the Lender all covenants, restrictions, easements, encumbrances and outgoings relating to any of its other assets over which Security is, or is expressed to be, created pursuant to a Security Document.

18.14	Financial statements

18.14.1

Its or the Group's financial statements most recently delivered to the Lender (being on the date of this Agreement, the Original Financial Statements) were prepared in accordance with GAAP consistently applied unless expressly disclosed to the Lender in writing to the contrary before the date of this Agreement.

18.14.2

Its or the Group's financial statements most recently delivered to the Lender (being on the date of this Agreement, the Original Financial Statements) give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition and operations (consolidated if applicable) during the relevant financial year unless expressly disclosed to the Lender in writing to the contrary before the date of this Agreement.

18.14.3	There has been no material adverse change in its business or financial condition of an Obligor, the Group or the Parent since the date to which the Original Financial Statements were made up.

18.15	Ranking

18.15.1

Its and the Parent's payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.15.2

The Security conferred by each Security Document constitutes a first priority security interest of the type described, over the assets referred to, in that Security Document, those assets are not subject to any prior or pari passu Security and the Security conferred by each Security Document is not liable to avoidance on liquidation, bankruptcy, composition or any other similar insolvency proceeding.

18.16	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened which affects or involves an Obligor or the Parent.

18.17	Environmental Matters

18.17.1

Each member of the Group has been in full compliance with all applicable Environmental Laws where failure to do so might have a Material Adverse Effect and there are, to the best of its knowledge and belief after all due enquiry, no circumstances that may prevent or interfere with such full compliance in the future.

	18.17.2	It is not aware, having made all reasonable enquiries of any Environmental Claim in respect of any member of the Group which might have a Material Adverse Effect.

18.18	No Other Business

	18.18.1	No Obligor:

18.18.1

has traded or carried on any business since the date of its incorporation or formation except for the acquisition of the shares in the Purchaser (in the case of Net 1 Netherlands) or any activity expressly permitted by the Finance Documents; or

		18.18.2	has any employees.

18.18.2	Smartswitch USA conducts no other business other than acting as general partner of the Borrower.

18.19	Intellectual Property Rights

18.19.1	Each member of the Group:

(A)

is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property Rights which are material in the context of its business and which are required by it in order to carry on its business as it is being conducted and as contemplated;

	(B)	does not in carrying on its businesses, infringe any Intellectual Property Rights of any third party in any respect; and

	(C)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property Rights owned by it.

18.19.2

Nothing has occurred to terminate, or materially adversely affect the rights of any member of the Group under or in relation to, any agreement or arrangement relating to any material Intellectual Property Rights.

18.20	Repetition

The representations in this Clause 18 are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

	18.20.1	the date of the Utilisation Request; and

	18.20.2	each date on which a repayment is due to be made in accordance with Schedule 4 (Repayment Schedule) and on the first day of each Interest Period.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any part of the Facility is available for utilisation.

19.1	Information: miscellaneous

Each Obligor shall supply to the Lender:

	19.1.1	all documents dispatched by it or the Parent to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

	19.1.2	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor or the Parent; and

	19.1.3	promptly, such further information regarding the financial condition, business and operations of any Obligor, the Parent or the Group as the Lender may reasonably request.

19.2	Notification of default

19.2.1

Each Obligor shall notify the Lender of any Default (and the steps being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.2.2

Promptly upon a request by the Lender, the Borrower shall supply a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.3	Know Your Customer

The Borrower shall promptly upon request by the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or on behalf of a prospective transferee Lender) in order for the Lender or such prospective transferee to carry out and be satisfied with all necessary "know your customer" or other checks in relation to any person that it is required to carry out pursuant to the transactions contemplated by the Finance Documents.

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any part of the Facility is available for utilisation and are given by each Obligor.

20.1	Authorisations

Each Obligor shall promptly:

	20.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

	20.1.2	supply certified copies to the Lender of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation or formation, as applicable to enable it to perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation or formation, as applicable, of any Transaction Document.

20.2	Compliance with laws

Each Obligor shall comply in all respects with all laws and regulations to which it or its assets may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Transaction Documents.

20.3	Negative pledge

	20.3.1	No Obligor shall create or permit to subsist any Security over any of its assets.

	20.3.2	No Obligor shall:

		(A)	Dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by it;

(B)	Dispose of any of its receivables on recourse terms;

(C)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(D)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

20.3.3	Clauses 20.3.1 and 20.3.2 above do not apply to:

	(A)	any lien arising by operation of law and in the ordinary course of trading; or

	(B)	any Security entered into pursuant to any Finance Document..

20.3.4	The Obligors shall procure that there is no substantial change in the nature of the business of the Group as a whole.

20.4	Financial Indebtedness

No Obligor shall incur any Financial Indebtedness other than any Financial Indebtedness arising under the Finance Documents and any Subordinated Debt.

20.5	Disposals

No Obligor shall in a single transaction or a series of transactions (whether related or not) and whether voluntarily or involuntarily Dispose of any asset unless expressly permitted under the Finance Documents.

20.6	Merger

No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction.

20.7	Transaction Documents

Each Obligor will, and will procure that the Parent will:

	20.7.1	duly observe and perform all of its obligations under each of the Transaction Documents;

20.7.2

exercise such rights as it may from time to time have under or pursuant to any of the Transaction Documents to procure the due performance by each other party thereto of such party's respective obligations under each such Transaction Document;

	20.7.3	take all steps available to it to pursue and enforce its rights under each of the Transaction Documents; and

	20.7.4	not amend or consent to an amendment of a Transaction Document without the prior written consent of the Lender.

20.8	Centre of Main Interests

20.8.1

No Obligor shall permit its centre of main interests, both for the purpose of Council Regulation (EC) No 1346/2000 and The Cross-Border Insolvency Regulations 2006, to be in any jurisdiction other than its jurisdiction of incorporation or formation or the jurisdiction of its registered office, as applicable.

20.8.2

No Obligor shall permit an establishment, both for the purpose of Council Regulation (EC) No 1346/2000 and The Cross-Border Insolvency Regulations 2006, to be in any jurisdiction other than its jurisdiction of incorporation or formation or the jurisdiction of its registered office, as applicable.

20.9	Change of composition etc.

There shall be no change to the officers, management or share ownership of an Obligor without the prior written consent of the Lender (in the case of any change to the officers or management only, such consent not to be unreasonably withheld or delayed).

20.10	Guarantees

Other than under a Finance Document, no Obligor will give or permit to exist any guarantee or indemnity by it of any obligation of any person, nor permit or suffer any person to give any Security for or guarantee or indemnity of any of its obligations.

20.11	Loans

No Obligor will make any loan or provide any other form of credit or financial accommodation to any person other than to enable the Borrower to meet its payment obligations under the Finance Documents.

20.12	Contracts

No Obligor may enter into any contract other than:

	20.12.1	a Transaction Document; and

	20.12.2	any other contract expressly permitted under the terms of this Agreement.

20.13	Dividends, subordination and share capital

No Obligor shall other than as expressly permitted by this Agreement or the Deed of Subordination:

	20.13.1	pay any dividends, make any distributions or repay or redeem any of its share capital;

	20.13.2	make any repayments or prepayments of any Subordinated Debt; or

	20.13.3	reduce its share capital, issue any further shares or alter any rights attaching to its issued shares as at the date of this Agreement.

20.14	Ownership

	20.14.1	The Borrower shall ensure that at all times it is beneficially owned by the Parent and Smartswitch USA.

	20.14.2	Net 1 Netherlands shall ensure that at all times its entire issued share capital is legally and beneficially owned by the Borrower.

	20.14.3	The Obligors shall ensure that the Purchaser shall ensure that at all times its entire issued share capital is legally and beneficially owned by Net 1 Netherlands.

	20.14.4	The Obligors shall ensure that at all times the Shares are legally and beneficially owned by the Purchaser.

20.15	Consents

Each Obligor must ensure that:-

	20.15.1	all Relevant Consents; and

	20.15.2	all statutory requirements, as are necessary:

		(A)	to enable it to perform its obligations under the Transaction Documents to which it is a party; and

		(B)	in connection with the management of the Target,

are duly obtained and maintained in full force and effect or, as the case may be, complied with.

20.16	Notice of default

Each Obligor shall promptly notify the Lender:

	20.16.1	of any dispute of which it becomes aware between, or any material breach or default by, any of the parties to any of the Transaction Documents; and

20.16.2

if any event occurs of which it becomes aware which will or may prevent or render impracticable performance of any of the Transaction Documents, in accordance with its respective terms, or the carrying on by an Obligor of its business or operations, and any such notification shall include the nature and extent of such dispute, breach, default, or event and the steps being taken or proposed to be taken in respect thereof.

20.17	Stamp Duty

The Obligors shall ensure that any stamp duty or similar tax payable in respect of the Transaction Documents or any related document or in respect of the transactions contemplated by the Acquisition is promptly paid.

20.18	Upstream payment

The Obligors shall procure that the Purchaser make such payments to the Borrower as are necessary to ensure that the Borrower can meet its payment obligations under the Finance Documents.

20.19	Environmental

Each Obligor shall:

	20.19.1	obtain, maintain and comply with all necessary Environmental Licences in relation to the Group and comply with all Environmental Laws;

	20.19.2	promptly upon becoming aware notify the Lender of:

		(A)	any Environmental Claim current or to its knowledge threatened;

		(B)	any circumstances likely to result in an Environmental Claim; or

		(C)	any actual or proposed suspension, revocation or modification of any Environmental Licence; and

	20.19.3	indemnify the Lender against any loss or liability which:

		(A)	the Lender incurs as a result of any actual or alleged breach of any Environmental Law by any person; and

		(B)	which would not have arisen if a Finance Document had not been entered into.

20.20	Listing

Subject to obtaining the consent of the Lender, the Purchaser shall use its best endeavours to undertake an inward listing on the Johannesburg Stock Exchange with four Months of the Utilisation Date.

20.21	Conditions Subsequent

The Borrower shall deliver to the Lender no later than 40 days after the Signature Date (as defined in the Parent Pledge), or if a date is provided in Schedule 1 Part II, on the date specified in Schedule 1 Part II, the Conditions Subsequent in form and substance satisfactory to the Lender.

21.	THE ACCOUNT

21.1	Bank Accounts

The Obligors shall ensure that the Parent opens and maintains a current account designated the "Deposit Account" in its name at the Lender.

21.2	The Deposit Account

In relation to the Deposit Account:

	21.2.1	the Lender shall have sole signing rights to the Deposit Account;

	21.2.2	the Obligors shall ensure that the Parent deposits and maintains a balance of at least US$25,000,000 in the Deposit Account whilst any amount is outstanding under the Finance Documents; and

	21.2.3	the Obligors shall procure that the Parent enters into the Account Charge.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 22 is an Event of Default (save for Clause 22.14 (Acceleration)).

22.1	Non-payment

An Obligor or the Parent does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

	22.1.1	its failure to pay is caused by:

		(A)	administrative or technical error; or

		(B)	a Disruption Event; and

	22.1.2	payment is made within three Business Days of its due date.

22.2	Other obligations

	22.2.1	An Obligor does not comply with any term of:

		(A)	Clause 19.2 (Notification of default);

		(B)	Clause 20 (General Undertakings); or

		(C)	Clause 21 (The Account).

22.2.2

An Obligor, Smartswitch USA, the Parent or any other party to a Finance Document (other than the Lender) does not comply with any term of any Finance Document (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2.1 above) unless the failure to comply is capable of remedy and is remedied within ten Business Days of the earlier of the Lender giving notice to the relevant Obligor or such party becoming aware of the failure to comply.

22.3	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor, the Parent or of any other person (other than the Lender) in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.4	Cross default

	22.4.1	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

	22.4.2	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

22.4.3	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

22.4.4

Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

22.4.5

No Event of Default will occur under this Clause 22.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 22.4.1 to 22.4.4 above is less than US$10,000,000 (or its equivalent in any other currency or currencies).

22.5	Insolvency

22.5.1

Any member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

	22.5.2	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

	22.5.3	A moratorium is declared in respect of any indebtedness of any member of the Group.

22.6	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

22.6.1

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group;

	22.6.2	a composition, assignment or arrangement with any creditor of any member of the Group;

	22.6.3	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or

	22.6.4	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

22.7	Creditors' process

Any material expropriation, attachment, sequestration, distress or execution affects any asset or assets of any member of the Group.

22.8	Repudiation

An Obligor, the Parent or any other party to a Finance Document (other than the Lender) repudiates any of the Finance Documents or does or causes to be done any act or thing evidencing an intention to repudiate any of the Finance Documents.

22.9	Cessation of Business

Other than with the prior written approval of the Lender, an Obligor or the Parent ceases, or threatens to cease, to carry on all or a substantial part of its business.

22.10	Unlawfulness

It is or becomes unlawful for an Obligor, the Parent or any other party to a Finance Document (other than the Lender) to perform any of its obligations under any Finance Document.

22.11	Finance Documents

Any Finance Document is not or ceases to be in full force and effect or is alleged by an Obligor, the Parent or any other party to a Finance Document (other than the Lender) to be ineffective for any reason.

22.12	Change of ownership

	22.12.1	The entire issued share capital of:

		(A)	Net 1 Netherlands ceases to be legally and beneficially owned by the Borrower; or

		(B)	the Purchaser ceases to be legally and beneficially owned by Net 1 Netherlands; or

		(C)	the Shares cease to be legally and beneficially owned by the Purchaser.

	22.12.2	The Parent ceases to be the sole limited partner in the Borrower or Smartswitch USA ceases to be the sole general partner in the Borrower.

22.13	Material adverse change

Any event or series of events occurs which, in the opinion of the Lender, is reasonably likely to have a Material Adverse Effect.

22.14	Acceleration

On and at any time after the occurrence of an Event of Default the Lender may by notice to the Borrower:

	22.14.1	cancel the Facility whereupon it shall immediately be cancelled; and/or

22.14.2

declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

	22.14.3	declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Lender; and/or

	22.14.4	take any step to enforce any Security, or exercise any of its rights under, the Finance Documents.

23.	TRANSFERS BY THE LENDER AND CHANGES TO FACILITY OFFICE

23.1	Assignments and transfers by the Lender

Subject to this Clause 23, the Lender may:

	23.1.1	assign any of its rights; or

	23.1.2	transfer by novation any of its rights and obligations,

under the Finance Documents to any other person (the "New Lender").

In order to comply with the Dutch Financial Supervision Act (Wet op het financieel toezicht), any assignment or transfer by the Lender of the Loan or any part thereof pursuant to this Clause 23 shall in any event be in an amount of at least €50,000 (or its equivalent in US$ or any other currency) or such other amount as may be required from time to time by the Dutch Financial Supervision Act or, if less, the new lender or new lenders, as the case may be, shall confirm in writing to the Borrower that it is a professional market party (professionele marktpartij) within the meaning of the Dutch Financial Supervision Act.

23.2	Conditions of assignment or transfer

	23.2.1	The consent of the Borrower is not required for an assignment or transfer by a Lender.

	23.2.2	If:

		(A)	the Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(B)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14.1 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

23.3	Disclosure of information

The Lender may disclose to any of its Affiliates and any other person:

	23.3.1	to (or through) whom the Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

23.3.2

with (or through) whom the Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, any Finance Document or any Obligor;

	23.3.3	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

23.3.4

which are investors or potential investors (including any investors, sub- participants, lenders or other parties in relation to a securitisation) in any of its rights and obligations under the Finance Documents;

23.3.5	which is a rating agency;

23.3.6	which is a governmental, banking, taxation or other regulatory authority or a stock exchange, listing authority or similar body;

23.3.7	which is one of its professional advisers;

23.3.8	which is a person in whose favour the Lender creates Security over its rights under or in connection with the Finance Documents,

any information about the Group, any Obligor and the Transaction Documents as the Lender shall consider appropriate provided that the Lender may only disclose confidential information to persons described in Clauses 23.3.1, 23.3.2 and 23.4 if such persons have agreed in writing to keep such information confidential on the terms of this Clause 23.3.

23.4	Security

Nothing in any Finance Document shall be construed as prohibiting the Lender from creating Security over any or all of its rights under the Finance Documents (including any Security created under the Finance Documents) in favour of any person at any time.

24.	CHANGES TO THE OBLIGORS

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.	ROLE OF THE LENDER

25.1	Rights and discretions of the Lender

	25.1.1	The Lender may rely on:

		(A)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

		(B)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

	25.1.2	The Lender may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

	25.1.3	The Lender may act in relation to the Finance Documents through its personnel and agents.

25.1.4

Notwithstanding any other provision of any Finance Document to the contrary, the Lender is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

25.2	Exclusion of liability

25.2.1

Without limiting Clause 25.2.2 below, (and without prejudice to the provisions of Clause 26.8.4 (Disruption to Payment Systems etc.)) the Lender will not be liable (including for negligence or any other category of liability whatsoever) for any omission or any act taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

25.2.2

No Obligor may take any proceedings against any officer, employee or agent of the Lender in respect of any claim it might have against the Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Lender may rely on this Clause. Any third party referred to in this Clause 25.2.2 may enjoy the benefit of or enforce the terms of this paragraph in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

25.2.3

The Lender will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Lender if the Lender has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Lender for that purpose.

	25.2.4	The Lender shall not be liable:

(A)

for any failure to give notice to any third party or to register, file or record (or any defect in such registration, filing or recording) any security created pursuant to any Security Document, or effect, procure the registration of or otherwise protect the floating charge or any other such security created by or pursuant to the Security Documents under the Land Registration Acts 1925-2002 or any other registration laws in England or any other jurisdiction;

		(B)	for any failure to obtain any licence, consent or other authority for the creation of any such security;

		(C)	for any failure, omission, or defect in perfecting or protecting the security constituted by the Security Documents; or

		(D)	for any other omission or act taken by it in connection with any Security Document unless directly caused by its gross negligence or wilful misconduct.

25.3	Supplemental Powers

	25.3.1	The Lender shall:

(A)

not be under any obligation to hold any title deeds, Security Documents or any other documents in connection with the assets charged by any Security Document or any other such Security in its own possession or to take any steps to protect or preserve the same;

(B)

without prejudice to paragraph (A) above, be at liberty to hold the Finance Documents and any other documents relating thereto or to deposit them in any part of the world with any bank or company whose business includes undertaking the safe custody of documents or firm of lawyers considered by the Lender to be of good repute and the Lender shall not be responsible for or required to insure against any liability incurred in connection with any such holding or deposit and may pay all sums required to be paid on account of or in respect of any such deposit; and

(C)

save as expressly otherwise provided in any Finance Document, have absolute and uncontrolled discretion as to the exercise or non-exercise of its trusts, powers, authorities and discretions under the Security Documents and shall not be responsible for any loss or liability which may result from their exercise or non-exercise.

25.3.2

The Lender may whenever it thinks fit delegate by power of attorney or otherwise to any person or persons or fluctuating body of persons all or any of its trusts, powers, authorities and discretions under any Security Documents. Such delegation may be made upon such terms (including power to sub-delegate) and subject to such conditions and regulations as the Lender may think fit. The Lender shall not be under any obligation to supervise the proceedings or acts of any such delegate or sub-delegate or be in any way responsible for any liability incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate.

25.3.3

The Lender may instead of acting personally employ and pay an agent (whether being a lawyer or other professional person) to transact or conduct, or concur in transacting or conducting, any business and to do, or concur in doing, all acts required to be done in connection with the Security Documents. The Lender shall not be in any way responsible for any liability incurred by reason of any misconduct or default on the part of any such agent or be bound to supervise the proceedings or acts of any such agent.

25.4	Lender's management time

Any amount payable to the Lender under Clause 15.3 (Indemnity to the Lender) and Clause 17 (Costs and expenses) shall include the cost of utilising the Lender's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Lender may notify to the Borrower and is in addition to any fee paid or payable to the Lender under Clause 12 (Fees).

26.	PAYMENT MECHANICS

26.1	Payments

26.1.1

On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

	26.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Lender specifies.

26.2	Distributions to an Obligor

The Lender may (with the consent of the Obligor or in accordance with Clause 26.8 (Set- off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

26.3	Partial payments

If the Lender receives a payment that is insufficient to discharge all amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor in such order and in such manner as the Lender may in its discretion decide.

26.4	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

26.5	Business Days

26.5.1

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

	26.5.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

26.6	Currency of account

	26.6.1	Subject to Clauses 26.6.2 to 26.6.5 below, US$ is the currency of account and payment for any sum due from an Obligor under any Finance Document.

	26.6.2	A repayment of the Loan or Unpaid Sum or a part of the Loan or Unpaid Sum shall be made in the currency in which the Loan or Unpaid Sum is denominated on its due date.

	26.6.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

	26.6.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

	26.6.5	Any amount expressed to be payable in a currency other than US$ shall be paid in that other currency.

26.7	Change of currency

	26.7.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(A)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(B)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

26.7.2

If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

26.8	Disruption to Payment Systems etc.

If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Borrower that a Disruption Event has occurred:

26.8.1

the Lender may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

26.8.2

the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in Clause 26.8.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

26.8.3

any such changes agreed upon by the Lender and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 32 (Amendments and Waivers);

26.8.4

the Lender shall not be liable for any damages, costs or losses whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 26.8.

27.	SET-OFF

The Lender may set off any matured obligation due from an Obligor under the Finance Documents against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

28.	NOTICES

28.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be given in person, by post or fax.

28.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

	28.2.1	in the case of the Borrower and each other Obligor, that identified with its name below;

	28.2.2	in the case of the Lender, that identified with its name below; and

	28.2.3	in the case of any other Obligor, that notified in writing to the Lender on or prior to the date on which it becomes a Party,

or any substitute address, fax number or department or officer as the Party may notify to the Lender by not less than five Business Days' notice.

28.3	Delivery

	28.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

		(A)	if by way of fax, when received in legible form; or

		(B)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 28.2 (Addresses), if addressed to that department or officer.

28.3.2

Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender's signature below (or any substitute department or officer as the Lender shall specify for this purpose).

	28.3.3	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

28.4	English language

	28.4.1	Any notice given under or in connection with any Finance Document must be in English.

28.4.2	All other documents provided under or in connection with any Finance Document must be:

	(A)	in English; or

	(B)	if not in English, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

29.	CALCULATIONS AND CERTIFICATES

29.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

29.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

29.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

30.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

31.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

32.	AMENDMENTS AND WAIVERS

Any term of the Finance Documents may be amended or waived only with the consent of the Lender and any such amendment or waiver will be binding on all Parties.

33.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

34.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or connected with this Agreement are governed by English law.

35.	ENFORCEMENT

35.1	Jurisdiction of English courts

35.1.1

Save where a Finance Document expressly provides to the contrary, the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with any Finance Document (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

35.1.2

Save where a Finance Document expressly provides to the contrary and subject to Clause 35.1.3 below, the Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Obligor will:

		(A)	argue to the contrary; or

		(B)	take any proceedings relating to a Dispute in any jurisdiction other than England.

35.1.3

This Clause 35.1 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction nor from contending that such courts are appropriate and convenient. To the extent allowed by law, the Lender may take:

		(A)	proceedings in any other court; and

		(B)	concurrent proceedings in any number of jurisdictions.

35.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

35.2.1

irrevocably appoints Trident Company Services (UK) Limited, 7 Welbeck Street, London W1G 9YE as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document and will immediately appoint a new agent for service of process on terms satisfactory to the Lender if the above agent resigns or otherwise ceases to be the agent for service of process in connection with any Finance Document or ceases to maintain a registered office in England; and

	35.2.2	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

PART I

CONDITIONS PRECEDENT

1.	AUTHORISATIONS

1.1	A copy of the constitutional documents of each Obligor, the Parent and Smartswitch USA.

1.2	A copy of a resolution of the board of directors (or equivalent) of each Obligor (with the exception of the Borrower), the Parent and Smartswitch USA:

	1.2.1	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

	1.2.2	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

1.2.3

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.

1.4

A copy of a resolution signed by all the holders of the issued shares or partnership interests, as applicable, in each Obligor approving the terms of, and the transactions contemplated by, the Finance Documents to which the Obligor is a party.

1.5

A certificate of each Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Facility Amount would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

1.6

A certificate of an authorised signatory of the relevant Obligor, the Parent, and Smartswitch USA certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	LEGAL OPINIONS

2.1	A legal opinion of the legal advisers to the Lender in England.

2.2	A legal opinion of the legal advisers to the Lender in the Netherlands.

2.3	A legal opinion of the legal advisers to the Lender in South Africa.

2.4	A legal opinion of the legal advisers to the Parent in the United States of America.

2.5	A legal opinion of the legal advisers to Smartswitch USA in the United States of America.

2.6

A legal opinion of the legal advisers to the Borrower in Austria addressed to the Lender substantially in the form distributed to the Lender prior to signing this Agreement confirming that all conditions precedent to the coming into force of the Acquisition Agreement (including any Relevant Consents required for the purpose of the Acquisition Agreement) and the Interim Certificate (other than payment of the relevant purchase monies) have been satisfied and that the Purchaser will become the legal and beneficial owner of the Shares on payment of the purchase price.

3.	FINANCIAL INFORMATION

3.1	The Original Financial Statements of each Obligor.

3.2	A solvency certificate for each Obligor, and the Parent in each case signed by two directors or authorized persons of each Obligor, and the Parent.

4.	TRANSACTION DOCUMENTS

4.1	This Agreement (original).

4.2	The Deed of Subordination (original).

4.3	The Deed of Guarantee (original).

4.4	The Parent Pledge (original).

4.5	IBUK Note (original).

4.6	The Acquisition Agreement (certified true copy).

4.7	The Interim Certificates (certified true copy).

4.8	The original or certified copy (as the Lender shall require) of any Transaction Document not listed above.

5.	THE ACQUISTION

5.1	Evidence that any Security affecting the Shares has been or will be, discharged by the first Utilisation.

5.2

Evidence that all Relevant Consents and other consents, permissions and approvals required in respect of the Security Documents have been duly obtained and are in full force and effect (including certified true copies of all such Relevant Consents).

6.	GENERAL

6.1	The bank mandates for the Deposit Account (original) and evidence that such Deposit Account has been opened.

6.2	Evidence that the consideration payable under the IBUK Note has been paid to the Lender.

6.3	A structure chart showing the ownership of the Group.

6.4	Satisfactory documentary evidence of the ultimate ownership and control of the Borrower, the Parent, Smartswitch USA, and each other Obligor sufficient to enable the Lender to comply with their obligations and best practice under any applicable money laundering regulations, confirmation that the Lender is otherwise satisfied with the financial, corporate, management and ownership structure of the Borrower, the Parent and the other Obligors.

6.5	Evidence that the process agent referred to in Clause 35.2 (Service of process), or any process agent referred to in any other Finance Document, has accepted its appointment.

6.6

A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

6.7	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

PART II

CONDITIONS SUBSEQUENT

1.	The Account Charge (Original) by no later than 5pm (London time) on 28 August 2008.

2.	Evidence that the sum of US$25,000,000 has been deposited in the Deposit Account by no later than 5pm (London time) on 28 August 2008.

3.

The Borrower shall procure the requisite number of the shareholders of Net 1 South Africa shall pass a special resolution (the “Special Resolution”) amending the Articles of Association of Net 1 South Africa by deleting Article 28.3 of the Articles of Association of Net 1 South Africa in its entirety and that the Special Resolution is registered with the South African Registrar of Companies.

4.	The Borrower shall deliver proof of registration of the Special Resolution to the Lender within 1 (one) Business Day of registration thereof.

SCHEDULE 2

UTILISATION REQUEST

From: [Borrower]

To: [Lender]

Dated:

Dear Sirs

[Borrower] – [                 ] Facility Agreement

dated [               ] (the "Agreement")

1.	refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	[ ] or, if less, the Available Facility

Payment Instructions	[ ] less the Fee payable under the Agreement which is to be paid to the Lender to such account as the Lender directs.

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	This Utilisation Request is irrevocable.

Yours faithfully

...........................................................................

authorised signatory for

[name of Borrower]

SCHEDULE 3

MANDATORY COST FORMULA

1.

The Mandatory Cost is an addition to the interest rate to compensate the Lender for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.

On the first day of each Interest Period (or as soon as possible thereafter) the Lender shall calculate, as a percentage rate, a rate (the "Additional Cost Rate"), in accordance with the paragraphs set out below. The Mandatory Cost will be expressed as a percentage rate per annum.

3.

If the Lender's Facility Office is in a Participating Member State, the Additional Cost Rate will be the percentage notified by the Lender to the Borrower. This percentage will be certified by the Lender in its notice to the Borrower to be its reasonable determination of the cost (expressed as a percentage) of complying with the minimum reserve requirements of the European Central Bank in respect of the loan made from that Facility Office.

4.	If the Lender's Facility Office is in the United Kingdom, the Additional Cost Rate will be calculated by the Lender as follows:

E × 0 01.	per cent. per annum.
300

Where:

A

is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which the Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B

is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which the Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Lender on interest bearing Special Deposits.

E	is designed to compensate the Lender for amounts payable under the Fees Rules and is expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

5.1

"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

6.

In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.

Any determination by the Lender pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to the Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

8.

The Lender may from time to time, after consultation with the Borrower determine and notify to the Borrower any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 4

REPAYMENT SCHEDULE

Instalment Repayment Date	Amount of Loan to be repaid
Two Months after the Utilisation Date	US$20,000,000
Three Months after the Utilisation Date	US$20,000,000
Four Months after the Utilisation Date	US$20,000,000
Five Months after the Utilisation Date	US$20,000,000
Repayment Date	All amounts outstanding under the Finance Documents

Borrower

SMARTSWITCH NETHERLANDS C.V.

/s/ Herman Kotze

By: H.G. Kotze

Its: Sole Member of the Management Committee

Address:	President Place
4th Floor
Cnr Jan Smuts Avenue and Bolton Road
Rosebank
Johannesburg 2196
South Africa

Fax:	27 11 880 7080

Attention:	Mr Herman Kotze

Obligor

NET 1 APPLIED TECHNOLOGIES NETHERLANDS B.V.

/s/ Herman Kotze

By: H.G. Kotze

Its: Director A, authorized jointly with Director B

Address:	President Place
4th Floor
Cnr Jan Smuts Avenue and Bolton Road
Rosebank
Johannesburg 2196
South Africa

Fax:	27 11 880 7080

Attention:	Mr Herman Kotze

EQUITY TRUST CO. N.V.

/s/ Illegible
By: Illegible

Its: Director B, authorized jointly with Director A

Lender

INVESTEC BANK (UK) LIMITED

/s/ Charles Stott
By: Charles Stott
Authorized Signatory

/s/ Michael Kurland
By: Michael Kurland
Authorized Signatory

Address:

2 Gresham Street

London

EC2V 7QP

Fax: +44 (0)20 75974070

Attention: Kim Boatwright